                                                                   EXHIBIT 10.43

                                    AGREEMENT

The present agreement (the "Agreement") is made effective as of the 1/st/ day of February 2002 by and between

Tecnopea Srl, a company established and organized under the laws of the Italian Republic, having its legal address in Italy, 25027 Quinazno d'Oglio (BS), Via Don E. Torri 2, registered nr. 0159523986, represented by its legal representative Mr. Ettore Lonati (hereinafter "Tecnopea");

                                                                     On one hand

                                       and

Speizman Industries, Inc., a corporation established and organized under the laws of the State of Delaware ("Speizman"), having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer Mr. Robert S. Speizman;

Speizman Yarn Equipment, Inc., a corporation established and organized under the laws of the State of South Carolina, having its legal address and principal office at 701 Griffith Road, Charlotte, North Carolina 28217, represented by its legal representative and executive officer Mr. Robert S. Speizman;

Wink Davis Equipment Co., Inc., a corporation established and organized under the laws of the State of Georgia, having its legal address and principal office at 4938 S. Atlanta Road, Suite 800 and 900, Smyrna, Georgia 30080, represented by its legal representative and executive officer Mr. Robert S. Speizman;

                                                               On the other hand

                             Preliminary Statements:

A. On account of certain past transactions between Tecnopea and Speizman (hereinafter the "Transactions"), several debts emerged toward Tecnopea;

B. Presently, Speizman owes to Tecnopea the total amount of USD 4,000.00 (Four Thousand US Dollar) plus (Euro) 8.292,81 (Eight Thousand Two Hundred Ninety-Two and 81/100 Euro);

E. The Parties wish to enter this Agreement for the purpose of agreeing and confirming the terms and conditions of payment of Speizman's outstanding trade debts as set forth herein. Now therefore, in consideration of the premises and the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

                                   Agreement:

1.   Premises

The above stated premises are an integral part of this Agreement.

2.   Outstanding debt

2.1 Speizman commit itself to insure the correct and full performance of all outstanding and further trade debts towards Tecnopea according to the terms and conditions of payment previously agreed upon by Tecnopea itself and Speizman in the purchase orders and related correspondence.

2.2 Subject to the terms, conditions, and understandings contained in this Agreement, and for so long as there does not exist a default under the terms of this Agreement, Tecnopea hereby agrees to refrain and forbear temporarily from exercising and enforcing any of their remedies with respect to the outstanding debt of Speizman to Tecnopea.

3.   Further trade debts

3.1 Speizman shall pay all future trade spare part orders on and after the date of this Agreement by irrevocable and confirmed Letter of Credit net ninety (90) days from the date of the invoice.

3.2 Furthermore, on and after the date of this Agreement, Speizman shall pay for new machine orders comprising Products on the following payment terms: ten percent (10%) of the purchase price by down-payment in cash at the order confirmation and the remaining ninety percent (90%) of the purchase price against ninety (90) days irrevocable and confirmed Letter of Credit.

3.3 The effectiveness of each purchase order is conditioned upon the correct and full payment and performance of the aforementioned ten percent (10%) down-payment.

3.4 Each irrevocable Letter of Credit shall be issued at least 7 days prior to the shipment date and shall be payable at 90 (ninety) days from the invoice issued by Tecnopea for the Products. With respect to the purchases after the date of this Agreement, Speizman shall pay for Products in Euros (Euro) or US Dollars on account of the currency designated in the invoices and all letters of credit issued with respect to such purchases shall be payable in Euros (Euro) or US Dollars as well. All letters of credit must be irrevocable when issued and must be issued and confirmed by a bank satisfactory to Tecnopea. Other terms of the Letters of Credit must be satisfactory to Tecnopea.

3.5 The terms of payment set forth in this Section 3 shall apply to all purchases made by Speizman of Products (as defined in the Original Agreement and other transactions), including spare parts and new machines, made after the date of this Agreement.

Spare part orders that are less than USD 50,000.00 (Fifty Thousand and 00/100 US Dollars) in value shall be paid by wire transfer upon each Company's notice that the goods are ready to be shipped.

4.   Default and termination

4.1 Tecnopea may terminate this Agreement and/or the Transactions immediately by written notice to Speizman in the event that:

a) Speizman is in breach of its contractual obligations and fails to remedy such breach within a reasonable term, not to exceed thirty (30) days from the receipt of the other party's written notice stating the occurrence of the breach.

b) Speizman or any subsidiary of Speizman shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

c) A case or other proceeding shall be commenced against Speizman or any subsidiary of Speizman in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for Speizman or any subsidiary of Speizman or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty
     (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

d) A judgment or order for the payment of money which causes the aggregate amount of all such judgments (to the extent not fully covered by insurance) to exceed $1,000,000 shall be entered against Speizman or any of its subsidiaries by any court and such judgment or order shall continue without discharge or stay for a period of thirty (30) days.

e) Speizman shall default in the payment or performance of its existing credit facility with SouthTrust Bank, N.A. (apart from the continuation during any agreed-upon forbearance period of any existing default which is the subject of a binding forbearance agreement by SouthTrust Bank, N.A.).

f) Speizman or any of its subsidiaries shall default in the payment of any indebtedness for borrowed money, the aggregate outstanding amount of which indebtedness is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such indebtedness was created.

g) Speizman shall fail to obtain refinancing of the existing credit facility from SouthTrust Bank, N.A. or other banks upon maturity of such facility (by acceleration upon default or otherwise) in the principal amount of at least USD 12,000,000.00 (Twelve Million US Dollar) and for a term extending beyond July 31, 2003.

4.2 Accordingly, in the event of early termination of this Agreement, the time limits provided herein favour of debtor are to expiry immediately and Tecnopea will be entitled to claim any and all accrued credits against Speizman pursuant to the Transactions.

4.3 Immediately upon the occurrence of any default under this Agreement (i) the obligations, agreement, and commitments of Tecnopea set forth in this Agreement shall immediately and automatically terminate and be of no further force or effect without further notice to or consent of Speizman, (ii) Tecnopea shall have the right to declare the principal of and interest on the indebtedness of Speizman to Tecnopea, at the time outstanding, and all other amounts owed to Tecnopea to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived and (iii) Tecnopea shall have the right to exercise and enforce any and all rights and remedies available to Tecnopea under this Agreement, under any and all documents executed and delivered in connection with this Agreement, under the Transactions and under applicable laws to the same extent as though no forbearance had been agreed to by

Tecnopea as provided in this Agreement, without regard to any notice or cure period contained in any of the foregoing or otherwise available under applicable laws.

5.   Exclusive distribution

Speizman will be Tecnopea's exclusive distributor in U.S.A. and Canada for the sale of Tecnopea's products through and including July 3/rd/, 2004, unless the early termination of the Transactions and/or of this Agreement occur.

6.   Reference currency

All transactions relating to this Agreement, as well as the Transactions, are to be wholly paid in Euros (Euro) or US Dollars on account of the currency designated in the respective invoices.

7.   Governing law and Exclusive Forum for disputes

7.1 This agreement shall be governed and construed in all respects in accordance with the Laws of the Republic of Italy. The parties expressly exclude the applicability of the United Nations Convention on Contracts for the International Sale of Goods and any other international conventions or treaties regarding the international sale of goods. Any allusion to local uses or customs is merely indicative.

7.2 The Parties agree that the exclusive competent Forum to resolve any dispute that could arise between the Parties in terms of interpretation, execution and performance of this agreement or otherwise directly or indirectly pertaining to this agreement, shall be the Court of Brescia (Italy). However, Tecnopea shall have the further right to file any legal proceeding against Speizman before any court of competent jurisdiction, State or Federal, in the States of North and South Carolina.

8.   Final Clause

8.1 Should any provision of this agreement be or become invalid, illegal or unenforceable under applicable law, the other provisions of this Agreement shall not be affected, and, to the extent permissible under applicable law, the Parties shall use their best efforts to modify said invalid, illegal or unenforceable provisions so as to comply with such laws.

8.2 This Agreement shall not constitute a novation of the Transactions which shall remain in full force and effect except expressly amended hereby.

Tecnopea SpA                           Speizman Industries, Inc.

By: /s/ Ettore Lonati                  By: /s/ Robert S. Speizman
    ----------------------                 -------------------------------------
Name: Ettore Lonati                    Name: Robert S. Speizman
Title: President                       Title: President

                                       Speizman Yarn Equipment, Inc.

                                       By: /s/ Robert S. Speizman
                                           -------------------------------------
                                       Name: Robert S. Speizman
                                       Title: President

                                       Wink Davis Equipment Co., Inc.

                                       By: /s/ P. Donald Mullen, II
                                           -------------------------------------
                                       Name: P. Donald Mullen, II
                                       Title: President


Brescia, (date)                        Charlotte, (date)
24-06-02


                               Specific Acceptance

Speizman declare to accept specifically, pursuant to articles 1341 and 1342 of the Italian Civil Code, the following clauses as described above: 4. default and termination; 5. exclusive distribution; 7. governing law and exclusive forum for disputes.

                                        By: /s/ Robert S. Speizman
                                            ------------------------------------
                                        Name: Robert S. Speizman
                                        Title: President

                                        Speizman Yarn Equipment, Inc.
                                        By: /s/ Robert S. Speizman
                                            ------------------------------------
                                        Name: Robert S. Speizman
                                        Title: President

                                        Wink Davis Equipment Co., Inc.
                                        By: /s/ P. Donald Mullen, II
                                            ------------------------------------
                                        Name: P. Donald Mullen, II
                                        Title: President


                                        Charlotte (date)
                                        /s/ June 25, 02